UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 10, 2013

DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 STATE STREET, SUITE 214 NEW LONDON, CONNECTICUT	06320
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-900-0776

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 10, 2013, Digital Angel Corporation, a Delaware corporation (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with MGT Capital Investments, Inc., a Delaware corporation (NYSE:MGT) (“MGT”) pursuant to which MGT will acquire the Company’s mobile game application business assets, including the rights to the two mobile game applications currently under development.

The purchase price consists of a cash payment in the amount of $136,630 and the receipt of 50,000 shares of MGT’s common stock valued at $212,500, based on the closing price of MGT’s common stock on April 15, 2013. The common stock will bear a restrictive legend until such time as the shares are registered or can be sold pursuant to an exemption from registration. MGT will also assume the obligations under an office sublease and a joint development agreement.

The parties anticipate closing the transaction on or before April 30, 2013.  There are termination provisions in the agreement, including by mutual consent of the parties or if the closing does not occur by April 30, 2013, among other reasons.

The foregoing description of the Purchase Agreement does not purport to be complete. The discussion herein regarding the Purchase Agreement is qualified in its entirety by reference to the form of Asset Purchase Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

Effective April 11, 2013,  Mr. Joseph Grillo, a director and former chief executive officer of the Company, entered into a letter agreement (“Letter Agreement”) with the Company wherein Mr. Grillo waived his rights to receive a third year non-compete payment under the terms of his employment agreement with the Company.  The Letter Agreement also amended the existing consulting agreement between the Company and Mr. Grillo to provide for an additional two months of consulting payments at $25,000 each month (through March 31, 2013) in recognition of Mr. Grillo’s continued involvement in the sale and liquidation of the Company’s United Kingdom operations, and terminated Mr. Grillo’s previous employment agreement with the Company.  As a result, all obligations to Mr. Grillo have been satisfied in full.  Mr. Grillo remains a director of the Company.

The foregoing description of the letter agreement does not purport to be complete. The discussion herein regarding the Letter Agreement is qualified in its entirety by reference to the form of letter agreement attached hereto as Exhibit 10.2, which is incorporated herein by reference into this Item 1.02.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Section 1 - Item 1.02 above regarding the Letter Agreement between Mr. Grillo and the Company effective April 11, 2013.

Section 8 - Other Events

Item 8.01 Other Events.

As previously disclosed, under the terms of the Stock Purchase Agreement related to the sale of 100% of the outstanding capital stock of Destron Fearing Corporation between Allflex USA, Inc. (“Allflex”) and the Company, $2.5 million of the purchase price payable to the Company was placed in an escrow fund, from which $59,275.33 was previously released to Allflex to cover certain agreed expenses, leaving a balance of approximately $2.44 million remaining in escrow.  The escrow agreement provided for a January 22, 2013 release of funds, however each party had made claims against the escrow and the Company had filed a lawsuit in connection with its claim.  On March 22, 2013, the Company and Allflex entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) under which the parties agreed to split equally the initial escrow balance of $2.5 million as well as the interest earned on the funds while held in escrow and, accordingly, the Company received $1,250,572 of the escrow funds on March 26, 2013.  The settlement agreement also provided for a full mutual release of all claims, obligations, and liabilities of the parties as well as a dismissal of the Company’s lawsuit against Allflex.

Exhibit 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                      Description

10.1	Asset Purchase Agreement by and between Digital Angel Corporation and MGT Capital Investments, Inc. dated April 10, 2013
10.2	Letter Agreement between Mr. Joseph Grillo (via MEG Properties, LLC) and Digital Angel Corporation effective April 11, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: April 16, 2013

By:	/s/ Lorraine Breece
Name: Lorraine Breece Title: Chief Financial Officer